Exhibit 99.1

Media Inquiries:	Investor Inquiries:
William J. Rudolph, Jr.	Michael A. Hajost
(610) 208 -3892	(610) 208-3476
wrudolph@cartech.com	mhajost@cartech.com

CARPENTER AND LATROBE AMEND MERGER AGREEMENT

Wyomissing, Pa. (January 16, 2012) — Carpenter Technology Corporation (NYSE: CRS) announced today that it entered into an Amendment of the Merger Agreement with the owners of Latrobe Specialty Metals, Inc. (Latrobe) that was initially entered into on June 20, 2011.

There are two principal elements of the Amendment. The first provides for additional time to receive antitrust approval through the Hart-Scott-Rodino process by extending the date after which the Merger Agreement may be terminated by Latrobe or Carpenter in the event the consummation of the Merger has not occurred from January 16, 2012 to April 30, 2012.

The second element of the Amendment modifies certain aspects of the Merger Agreement to reflect higher expected Latrobe working capital at the time of closing. It specifically allows for a smaller number of Carpenter common shares to be placed into an escrow account in connection with Latrobe’s underfunded pension plan and requires Carpenter to pay for certain additional transaction costs. The provisions relating to the maximum issuance of 8.1 million shares of Carpenter common stock to

Latrobe’s stockholders and assumption of a maximum of $160 million of Latrobe’s debt by Carpenter upon closing of the Merger remain substantially unchanged.

Carpenter will file a Form 8-K with the Securities and Exchange Commission on Tuesday, January 17, 2012, that will include the full Amendment as an exhibit.

About Carpenter Technology

Carpenter Technology produces and distributes conventional and powder metal specialty alloys, including stainless steels, titanium alloys, tool steels and superalloys. Information about Carpenter can be found at www.cartech.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. The most significant of these uncertainties are described in Carpenter’s filings with the Securities and Exchange Commission including its annual report on Form 10-K for the year ended June 30, 2011 and the quarterly reports on Form 10-Q for the quarter ended September 30, 2011, and the exhibits attached to those filings. They include but are not limited to: (1) the improvements in efficiency, profitability, speed and flexibility sought to be achieved through the change in Carpenter’s financial statement reportable segments may not be as significant or rapid as anticipated, and they may not be realized at all; (2) Carpenter may incur operational disruptions in connection with the transition in operational functions that are planned in connection with the change in reportable segments; (3) expectations with respect to the synergies, costs and other anticipated financial impacts of the Latrobe acquisition transaction could differ from actual synergies realized, costs incurred and financial impacts experienced as a result of the transaction; (4) the possibility that the Latrobe acquisition is delayed or does not close, including, without limitation, due to the failure to receive any required regulatory approvals or the failure to satisfy any closing condition, (5) the taking of governmental action (including the passage of legislation) to block the Latrobe acquisition; (6) the cyclical nature of the specialty materials business and certain end-use markets, including aerospace, industrial, automotive, consumer, medical, and energy, or other influences on Carpenter’s business such as new competitors, the consolidation of competitors, customers, and suppliers or the transfer of manufacturing capacity from the United States to foreign countries;(7) the ability of Carpenter to achieve cost savings, productivity improvements or process changes; (8) the ability to recoup increases in the cost of energy, raw materials, freight or other factors; (9) domestic and foreign excess manufacturing capacity for certain metals; (10) fluctuations in currency exchange rates; (11) the degree of success of government trade actions; (12) the valuation of the assets and liabilities in Carpenter’s pension trusts and the accounting for pension plans; (13) possible labor disputes or work stoppages; (14) the potential that our customers may substitute alternate materials or adopt different manufacturing practices that replace or limit the suitability of our products; (15) the ability to successfully acquire and integrate acquisitions, including the Latrobe acquisition; (16) the availability of credit facilities to Carpenter, its customers or other members of the supply chain; (17) the ability to obtain energy or raw materials, especially from suppliers located in countries that may be subject to unstable political or economic conditions; (18) Carpenter’s manufacturing processes are dependent upon highly specialized equipment located primarily in one facility in Reading, Pennsylvania for which there may be limited alternatives if there are significant equipment failures or catastrophic event; and (19) Carpenter’s future success depends on the continued service and availability of key personnel, including members of our executive management team, management, metallurgists and other skilled personnel and the loss of these key personnel could affect our ability to perform until suitable replacements are found. Any of these factors could have an adverse and/or fluctuating effect on Carpenter’s results of operations. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Carpenter undertakes no obligation to update or revise any forward-looking statements.